Exhibit 3.1

Second Amendment to the Amended and Restated Bylaws

of Apimeds Pharmaceuticals US, Inc., as amended

Section 17 of the Bylaws is hereby amended and restated as follows:

“Section 17. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled solely by the affirmative vote of the holders of a majority of the shares of capital stock present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote at such meeting or by a consent or consents in writing or by electronic transmission, by the holders representing a majority of the shares of capital stock entitled to vote at any meeting of the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s earlier resignation or removal. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.”

Section 47 of the Bylaws is hereby amended and restated as follows:

“Section 47. Amendments. Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation by the affirmative vote of the holders of a majority of the shares of capital stock present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote at such meeting or by a consent or consents in writing or by electronic transmission, by the holders representing a majority of the shares of capital stock entitled to vote at any meeting of the stockholders.”